200 Witmer Road - P.O. Box 1015 - Horsham, PA 19044-8015

GMAC
GMAC
Commercial Mortgage
Annual Statement as to Compliance
For the Year Ended December 31, 2004

JPM Commercial Mortgage Securities Corp
Series 2004-LN2

Pursuant to Section 3.13 of the Pooling and Servicing Agreement governing the referenced transaction, I hereby attest that:
i.
A review of the activities of GMAC Commercial Mortgage Corporation, as
Servicer during the period, and of its performance under this Subservicing
Agreement, has been made under my supervision.
ii.
To the best of my knowledge, based on such review, GMAC Commercial Mortgage
Corporation as, Servicer, has fulfilled in all material respects its obligations under this Subservicing Agreement throughout the period.
iii.
GMAC Commercial Mortgage Corporation, as Servicer, has received no notice regarding qualifications, or challenging the status the Lower Tier REMIC or the
Upper-Tier REMIC, as a REMIC from the Internal Revenue Service or any other governmental agency or body.

GMAC COMMERCIAL MORTGAGE CORPORATION

By: /s/ Brian T. Stauffer
Brian T. Stauffer
Title: Senior Vice President
Date: February 20, 2005